Lans Holdings Enters Into Binding LOI To Acquire Global Stem Cells Group

Reno, Nev., May 23, 2019— Lans Holdings Inc. is pleased to announce that it has entered into a binding letter of intent to acquire 100% of Global Stem Cells Group Inc (GSCG).

GSCG operates in the global stem cell market which is forecasted by Transparency Market Research to reach $270 billion dollars by 2025 of which roughly 40% or $100 billion will be derived from outside of North America and growing at a 13.8% compounded annual growth rate.

GSCG specializes in leading-edge stem cell research, patient application and physician training. The company licenses its name and intellectual property to physicians around the world and supplies them with necessary equipment and medical supplies to perform stem cell treatments. The company currently has one of the largest member clinic networks in the world spanning over 25 countries.

“We are very pleased to have entered into this binding LOI with Global Stem Cells Group,” said Dave Christensen, CEO of Lans Holdings Inc, “This transaction represents a significant opportunity for our company to enter the explosive field of Stem Cell technology with a proven and seasoned team and I look forward to working closely with GSCG to execute on their growth plans.”

“We are excited to join forces with Lans Holdings,” said Benito Novas, President and CEO of Global Stem Cells Group, “This union will allow us to have access to the capital markets to further fuel our growth as the global stem cells market enters into an accelerated expansion phase.”

About Lans Holdings Inc.

Lans Holdings offers payment solutions. The Company makes it easy for sellers to start selling, and buyers to buy with confidence. The Company plans to process credit card payments online. In time, the Company hopes to be known in the industry as a secure and reliable source of payment processing. With the Company's breadth of business structure experience and technology consultants, the Company aims to help projects and companies grow.

Further information on the Company can be found at www.sec.gov and the company's website at www.LansHoldings.com.

Forward Looking Statements

Some information in this document constitutes forward-looking statements or statements which may be deemed or construed to be forward-looking statements, such as the closing of the share exchange agreement. The words “plan”, "forecast", "anticipates", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in the Company's filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Lans Holdings Inc., herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Lans Holdings Inc., disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

For further information, please contact:

investors@lans.holdings
Telephone: +1.786.786.5758

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